                                                                   EXHIBIT 10.34




                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") made as of the first day of April, 1996 (the "Effective Date") by and between GulfStar Communications, Inc., a Delaware corporation ("Company"), and John Cullen ("Employee");

                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into an agreement for the Company's employment of Employee on the terms and conditions hereinafter stated:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

         1. Relationship Established. The Company hereby employs Employee as the President and chief operating officer of the Company and to perform such services and duties as the Company may from time to time reasonably designate during the term hereof (the "Services"). Employee is a consultant for SFX Broadcasting, Inc. ("SFX") under a verbal arrangement whereby he is obligated to perform limited consulting duties at the request of SFX. Employee represents to the Company that such consulting duties will not materially interfere with his responsibilities to Employer. Except as may be reasonably necessary to perform such consulting services to SFX, Employee agrees to accept such employment with the Company on a full-time basis and to perform the services diligently and to the best of his ability. Employee acknowledges that Employee has been informed of and discussed with the Company the specific activities which the Employee will perform as Services and that Employee understands the scope of the activities that will constitute the Services.

         2. Term of Employment. (a) The term of Employee's employment hereunder shall commence on the Effective Date and shall continue for a term of five (5) years ending March 31, 2001, unless sooner terminated by the first to occur of the following:

                 (i) The death of Employee, in which event the Company shall pay to the legal representative of Employee an aggregate sum equal to his salary for twelve months at the rate provided in Paragraph 3(a) below (payable in equal monthly installments) that is in effect for Employee at the time of his death, plus a pro rata portion (based on the date of Employee's death) of any bonuses that would otherwise have been payable under Paragraphs 3(b) and 3(c) below for the Interim Budget Period or Full Budget Year, as the case may be, in which such death occurs; provided, however, that any such sums payable pursuant to this clause (i) shall be reduced dollar for dollar by the amount of any such sums paid pursuant to clause (ii) immediately below if the death of Employee occurs during the Complete Disability (as defined in said clause (ii)) of Employee.

                 (ii) The Complete Disability of Employee, in which event the Company shall pay to Employee or his legal representative an aggregate sum equal to his salary for twelve months at the rate provided in Paragraph 3(a) below (payable in equal monthly installments) that is in effect for Employee at the time of his Complete Disability, less any sums that are payable to Employee under any disability insurance benefits provided by the Company, plus a pro rata portion (based on the date of such Complete Disability) of any bonuses that would otherwise have been payable under Paragraphs 3(b) and 3(c) below for the Interim Budget Period or Full Budget Year, as the case may be, in which such Complete Disability occurs. "Complete Disability," as used herein, shall mean the inability of Employee to perform the substantial and material duties of his occupation for a period of more than ninety (90) consecutive days or for more than ninety (90) days in any 180-day period;

                 (iii) The termination of employment of Employee by the Company for Cause, in which event any obligations of the Company to pay the compensation set forth in paragraphs (a), (b) and (c) of Paragraph 3 below from and after the date of such termination shall immediately terminate and be of no further force or effect. "Cause" means (A) after notice and thirty (30) days to cure, the failure by Employee to diligently and competently perform in any material respect, on a recurring basis, the services assigned by the Company to Employee, (B) conviction of a felony or crime of moral turpitude, or (C) engaging in any material misconduct, dishonesty, or misappropriation of the assets of the Company or its shareholders, (D) gross negligence or other wrongful acts detrimental in any material respect to the Company or its shareholders.

                 (iv) The resignation of Employee from his employment hereunder, provided that Employee shall have given not less than thirty (30) days prior written notice of such resignation to the Company. Upon such resignation of Employee, any obligations of the Company to pay the compensation set forth in subparagraphs (a), (b) and (c) of Paragraph 3 below from and after the date of such resignation shall immediately terminate and be of no further force or effect; or

                 (v) The termination by the Company of Employee's employment hereunder without Cause, provided that the Company shall have given not less than thirty (30) days prior written notice of such termination to Employee. In the event that the Company terminates Employee's employment hereunder without Cause, and Employee has not materially breached this Agreement, then the Company shall pay as severance at the salary rate (provided in Paragraph 3(a) below) in effect for Employee at the time of such termination, twelve (12) months of salary (payable in equal monthly installments), plus a pro rata portion (based on the date of such termination of employment) of any bonuses that would otherwise have been payable pursuant to Paragraphs 3(b) and 3(c) below for the Interim Budget Period or Full Budget Year, as the case may be, in which such termination of employment occurs.

         (b) Notwithstanding anything to the contrary herein, Employee shall have the right to terminate his employment under this Agreement upon the material breach by the Company of any term or condition contained in this Agreement, provided that Employee gives notice of such breach to the Company, and such breach is not cured within thirty (30) days after the Company's receipt of such notice, in which event the Company shall pay Employee at the salary rate (provided in Paragraph 3(a) below) in effect for Employee at the time of such termination, twelve (12) months of salary (payable in equal monthly installments), plus a pro rata portion (based on the date of such termination of employment) of any bonuses that would otherwise have been payable pursuant to Paragraphs 3(b) and 3(c) below for the Interim Budget Period or Full Budget Year, as the case may be, in which such termination of employment occurs.

         3. Compensation. During the term of his employment hereunder, Employee will receive from the Company as compensation for the Services to be performed by him hereunder a salary of (i) One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per annum during the period from the Effective Date to the first anniversary of the Effective Date (the "Initial Interim Period"), (ii) One Hundred Sixty Thousand and No/100 Dollars ($160,000.00) per annum during the period from the first anniversary of the Effective Date to the second anniversary of the Effective Date, (iii) One Hundred Seventy Thousand and No/100 Dollars ($170,000.00) per annum during the period from the second anniversary of the Effective Date to the third anniversary of the Effective Date, (iv) One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) per annum during the period from the third anniversary of the Effective Date to the fourth anniversary of the Effective Date, and (v) One Hundred Ninety Thousand and No/100 Dollars ($190,000.00) per annum during the period from the fourth anniversary of the Effective Date through the fifth anniversary of the Effective Date. Such salary shall be payable in equal monthly installments or in such other installments or at such other intervals as may be agreed upon between the Company and Employee. At such time as the consulting arrangement between Employee and SFX is terminated, the Company will increase Employee's salary level to the greater of (x) $200,000 per annum, and (y) his then current salary level plus $50,000 per annum, effective as of the date such consulting arrangement is terminated.

         (b) A fixed bonus in the amount of $35,000 for the calendar year 1996. For each full calendar year during the term of this Agreement (each a "Full Budget Year") following the calendar year 1996, Employee shall be paid an achievement bonus (each an "Achievement Bonus") of Thirty-Five Thousand and No/100 Dollars ($35,000.00), provided the Company achieves the Broadcasting Cash Flow (as hereinafter defined) set forth in the operating budget approved by the Board of Directors of the Company and used internally by management (the "Board Approved Budget") for such Full Budget Year. Each such bonus shall be paid within thirty (30) days following the date (the "Audit Report Date") that the independent accountants who audit the financial statements of GulfStar for the applicable year furnish to GulfStar such accountants' report thereon. In the event that this Agreement is terminated during a calendar year (as opposed to a calendar year end) and Employee is otherwise entitled to an achievement bonus for such partial calendar year, such achievement bonus shall be equal to an amount determined by (i) multiplying a fraction, the numerator of which will be the number of days in the Interim Budget Period (defined below), and the denominator of which will be 365, by (ii) the Achievement Bonus otherwise payable for that Period, which shall be paid as soon as practicable following the termination of this Agreement, provided that Employer achieves the Broadcasting Cash Flow set forth in the Board Approved Budget for the calendar year in which this Agreement is terminated (the "Interim Budget Period"). For any Full Budget Year or Interim Budget Year in which Employee is entitled to an Achievement Bonus as provided above, the amount of such bonus shall be increased by an amount equal to the Achievement Bonus otherwise payable with respect to such period, multiplied by the percentage increase in the consumer price index (determined as provided in Paragraph 3(a)) with respect to the then most recently available consumer price index, over the consumer price index for 1996. As used herein, the term "Broadcasting Cash Flow" shall mean, for a particular period, the Company's operating revenues from continuing operations with respect to the Stations (and no other radio stations) owned by the Company, excluding the value of merchandise or services received under trade-out agreements, less operating expenses for such period (not including as operating expenses depreciation and amortization and other non-cash expenses, income taxes, interest, the value of advertising time provided under trade-out agreements and any extraordinary expenses) computed in accordance with generally accepted accounting principles consistently applied.

         (c) In addition to the Achievement Bonus, for the Initial Interim Period and for each Full Budget Year thereafter during the term hereof, Employee shall be paid a bonus (each an "Override Bonus") equal to five percent (5%) of the amount, if any, that the actual Broadcasting Cash Flow for such Initial Interim Year or such Full Budget Year, as the case may be, exceeds the Broadcasting Cash Flow set forth in the Board Approved Budget for such Initial Interim Year or Full Budget Year. Each such Override Bonus shall be paid within thirty (30) days following the applicable Audit Report Date.

         4. Performance. Employee hereby agrees that during the term of his employment, except for the consulting arrangement with SFX referred to in Paragraph 1, he will not accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any venture for profit which is in conflict with its best interests, is in competition with its business or which may interfere with Employee's performance of the Services hereunder.

         5. Reimbursement for Expenses. During the term of this Agreement and thereafter to the extent necessary to reimburse expenses reasonably incurred by Employee during the term of this Agreement:

                 (a) The Company shall reimburse Employee for reasonable expenses incurred for traveling, entertainment and other miscellaneous expenses incurred by Employee on behalf of the Company and its business, but payments shall be made only against an itemized list of such expenses, and, to the extent reasonably requested by the Company, receipts and invoices evidencing such expenses, and such expenses shall be subject to examination and approval by the Company.

                 (b) The Company shall furnish Employee with the use of an automobile, provided that the aggregate monthly lease expense to the Company for such automobile will not exceed the aggregate monthly lease expense being incurred by the Company as a result of its assumption from SFX of the automobile lease of the BMW vehicle currently being driven by Employee. The automobile will be leased by the Company pursuant to a three year lease, and to the extent not covered by such lease, the Company will also pay all reasonable expenses arising out of the operation of such automobile by Employee within the scope of his employment hereunder, including insurance, gasoline and repair expenses. Employee shall have the right to receive an assignment of all of the Company's rights under any such lease at the expiration thereof and upon termination of his employment for any reason whatsoever, provided that the lessor under such lease consent to the assignment thereof.

                 (c) The Company shall promptly reimburse Employee for the customary and reasonable costs incurred by Employee to cause a moving company to move his personal property from Greenville, South Carolina to Austin, Texas.

         6. Benefits. Employee shall be entitled to participate in any employee benefit plans maintained by the Company for the benefit of its employees of a class in which Employee shall qualify; and specifically, Employee, and his eligible dependents (including Employee's spouse in the event that Employee marries), will be entitled to participate in any such group insurance plans, health insurance plans, major medical plans and the like, and the premiums therefor will be paid by the Company, including without limitation Disability Income Policy No. 06-337-7006240 issued by Provident Life and Accident Insurance Company. Employee shall be entitled to four (4) weeks paid vacation during each calendar year. Employee shall be entitled to the privileges of an exercise club, which shall be the club for which Company currently provides privileges to Company employees generally, or if Company hereafter ceases to provide such privileges to Company employees generally, then Employee shall be entitled to the privileges of an exercise club that is generally equivalent in quality and cost. Employee's parking expense in the building where the Company's offices are located, shall be paid by the Company.

         7. Confidentiality. (a) Proprietary Information. Employee acknowledges that he may from time to time have access to and be provided with confidential, secret and proprietary information of the Company and its affiliates. Employee agrees that he will not, without the prior written consent of the Company, for any reason or at any time, use or disclose to any individual, person, firm or entity ("Person") any fact or information not generally available to the public concerning any aspect of the products and business of the Company or its affiliates, including, without limitation, compilations, programs, methods, data, financial plans, marketing or sales strategies, and lists of actual or potential customers or suppliers. Such information is hereinafter referred to as the "Proprietary Information."

         (b) Exceptions. Notwithstanding the provisions of Section 7(a) above, the following shall not be considered to be Proprietary Information:
(i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof by the Company to Employee; (ii) any information that comes into the public domain through no fault or act of Employee; (iii) any information that is disclosed to Employee by a third party (which term shall not include the counsel, accountants and other non-employee representatives of the Company) unless Employee knows such person does not have the legal right to make such disclosure, and (iv) any confidential business information that is not a trade secret under applicable law one (1) year after Employee ceases to provide Services to the Company (provided, however, that the limited duration of the confidentiality obligation with regard to confidential business information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use such confidential business information, or as a waiver by the Company of the rights and benefits otherwise available to the Company under the laws governing the protection and enforceability of trade secrets and other intellectual property).

         8. Covenant Not to Compete. (a) In order to induce the Company to enter into this Agreement, Employee agrees that, during the term of this Agreement, and for a period of one (1) year from and after the date of termination or expiration of this Agreement by its terms and except as required in connection with performing the Services, Employee will not, without the prior written consent of the Company, for his own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:

                 (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership (other than not more than 5% of the outstanding shares in a company that is publicly traded), control or management of a business engaged in the ownership or operation of any broadcast radio station, whether through direct or indirect ownership, joint sales agreement, time brokerage agreement or LMA agreement (collectively, a "Broadcast Activity"), or otherwise, within any part of any Station Area (as defined below); or

                 (ii) solicit, call upon, or attempt to solicit the patronage of any person having an office or place of business within any Station Area (as defined below) for the purpose of having such person purchase advertising with respect to any media that is in competition with any Station (as defined below) and to whom and from whom any of the Company's subsidiaries that own any radio station (each a "Station" and collectively, the "Stations") sold any advertising during the one (1) year period immediately preceding the date of termination of Employee's employment hereunder; or

                 (iii) solicit or induce, or in any manner attempt to solicit or induce, any person who is employed by the Company or any Affiliate, to leave such employment, or hire any person who is employed by the Company or any Affiliate, whether or not such employment is pursuant to a written contract with the Company or such Affiliate, or otherwise for a period of one (1) year. As used herein the term "Affiliate" of any Person shall mean any individual, partnership, corporation, trust, other entity, or group of any thereof, directly or indirectly controlling, controlled by or under common control with such Person.

         (b) For purposes of this Section 8, a "Station Area" shall mean the area within a radius of fifty (50) miles of main antenna tower site for any Station.

         9. Interpretation; Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable.

         10. Relief. The Company and Employee acknowledge that a breach of the provisions of Section 7 or 8 of this Agreement by Employee would result in material and irreparable damage and injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in the event of any threatened or actual breach of such provisions of this Agreement by Employee, the Company shall be entitled to injunctive relief in addition to any of the remedies it may have at law or in equity.

         11. Nonwaiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

         12. Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

                 (a)      If to the Company:

                          GulfStar Communications, Inc.
                          One American Center, Suite 1410
                          600 Congress Avenue
                          Austin, Texas  78701

                          Attention:  Chief Executive Officer

with a copy to:

Edens Snodgrass Nichols & Breeland, P.C.
2800 Franklin Plaza
111 Congress Avenue
Austin, Texas  78701

Attention:  Rod Edens, Jr.

                 (b)      If to Employee:

                          Mr. John Cullen
                          One American Center, Suite 1410
                          600 Congress Avenue
                          Austin, Texas  78701
with a copy to:

Wyche, Burgess, Freeman & Parham, P.A.
44 East Camperdown Way
Post Office Box 728
Greenville, South Carolina  29602

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so mailed.

         13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

         14. Entire Agreement; Amendment. This Agreement contains the sole and entire agreement between the parties hereto with respect to the Company's employment of Employee and supersedes all prior discussions and agreements between the parties and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

         15. Parties Benefitted. This Agreement shall inure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and the Company, its successors and assigns.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         EMPLOYER:

                                         GulfStar Communications, Inc.


                                         By:
                                            ---------------------------------
                                                  Chairman of the Board

                                         EMPLOYEE:



                                         ------------------------------------
                                         John Cullen